Exhibit 10.1

GEWIJZIGDE EN GEHERFORMULEERDE ARBEIDSOVEREENKOMST	AMENDED AND RESTATED EMPLOYMENT CONTRACT

TUSSEN:

1.   COMPUTER TASK GROUP, INCORPORATED, een vennootschap opgericht en bestaand naar het recht van de Staat New York, Verenigde Staten van Amerika met maatschappelijke zetel te 800 Delaware Avenue, Buffalo, New York 14209 (de “Moedervennootschap”);

2.   COMPUTER TASK GROUP BELGIUM NV, een vennootschap opgericht en bestaand naar het recht van het Koninkrijk België, met maatschappelijke zetel te Woluwelaan 140 A, 1831 Machelen, provincie Vlaams-Brabant, België en met ondernemingsnummer 0450.277.958 (de “Belgische Dochtervennootschap”);

hierna gezamenlijk genoemd de “Vennootschappen”;

EN:

3.   De heer. Filip J.L. Gydé, een inwoner van het Koninkrijk België (de “Werknemer”);

GEDATEERD 1 MAART 2019

BETWEEN:

1.   COMPUTER TASK GROUP, INCORPORATED, a company organized and existing under the laws of the State of New York, United States of America having its executive office at 800 Delaware Avenue, Buffalo, New York 14209 (the “Parent Company”);

2.   COMPUTER TASK GROUP BELGIUM NV, a company organized and existing under the laws of the Kingdom of Belgium, having its registered office at Woluwelaan 140 A, 1831 Machelen, Brabant Province, Belgium and with company number 0450.277.958 (the “Belgian Subsidiary”);

hereinafter collectively referred to as the “Companies”;

AND:

3.   Mr. Filip J.L. Gydé, a resident of the Kingdom of Belgium (the “Employee”);

DATED MARCH 1, 2019

WORDT HET VOLGENDE OVEREENGEKOMEN:	IT HAS BEEN AGREED AS FOLLOWS:
Artikel 1 Functie en Plaats van Tewerkstelling	Article 1 Function and Place of work

1.1.

Met ingang op 1 maart 2019, verbindt de Moedervennootschap zich ertoe om de Werknemer tewerk te stellen in de hoedanigheid van President and Chief Executive Officer van de Moedervennootschap en de Werknemer zal afstand doen van zijn titel, taken en verantwoordelijkheden als Executive Vice President, General Manager and President van de Europese operaties voor de Moedervennootschap. Desalniettemin zal de Werknemer ook verder tewerkgesteld worden door de Belgische Dochtervennootschap zoals in deze overeenkomst uiteengezet. De Moedervennootschap en de Werknemer hebben tegelijkertijd een overeenkomst gesloten (de “VS Arbeidsvoorwaarden”), aangehecht als Bijlage A.

1.1.

Effective as from March 1, 2019, Parent Company undertakes to employ the Employee in the capacity of President and Chief Executive Officer of the Parent Company and the Employee shall relinquish his title, duties and responsibilities as Executive Vice President, General Manager and President for Parent Company’s European operations. Nonetheless, the Employee shall also continue to be employed by the Belgian Subsidiary as set forth in this agreement. The Parent Company and the Employee have concurrently entered into an agreement (“US Employment Terms”), attached as Annex A.

1.2.

De Werknemer verbindt zich ertoe om taken uit te voeren voor de Belgische Dochtervennootschap. De Werknemer zal zijn functies voor de Belgische Dochtervennootschap hoofdzakelijk uitoefenen in de kantoren van de Belgische Dochtervennootschap, of elders in België, zoals bepaald door de Belgische Dochtervennootschap.

De Werknemer aanvaardt, in voorkomend geval, zakenreizen naar het buitenland te ondernemen in overeenstemming met de bedrijfsnoden van de Belgische Dochtervennootschap, en dit in overeenstemming met de door de Belgische Dochtervennootschap vast te stellen voorwaarden. Niettegenstaande andersluidende bepalingen in deze overeenkomst of enige andere overeenkomst, zal de Werknemer gedurende elke periode dat hij buiten België werkt, niet bevoegd zijn om namens de Belgische Dochtervennootschap te onderhandelen, of om contracten te wijzigen of te aanvaarden namens de Belgische Dochtervennootschap, of om de Belgische Dochtervennootschap anderszins te binden aan een overeenkomst met een derde partij of om zaken te doen voor of namens de Belgische Dochtervennootschap.

1.2.

The Employee agrees to perform duties for the Belgian Subsidiary. The Employee will mainly execute his functions for the Belgian Subsidiary in the offices of the Belgian Subsidiary, or elsewhere in Belgium, as determined by the Belgian Subsidiary.

The Employee accepts, as the case may be, to undertake business travel abroad according to the business needs of the Belgian Subsidiary, and this in accordance with the terms to be set forth by the Belgian Subsidiary. Notwithstanding anything to the contrary in this agreement or any other agreement, during any period that the Employee is working outside of Belgium, he shall not have authority to negotiate on behalf of the Belgian Subsidiary, or to modify or accept contracts on behalf of the Belgian Subsidiary or to otherwise bind the Belgian Subsidiary to any contract with any third party or to conduct any business in the name of or on behalf of the Belgian Subsidiary.

1.3

Gezien het internationale karakter van de functies van de Werknemer komen partijen overeen dat de organisatiestructuur van de Vennootschappen en de plaats van tewerkstelling, niet als essentiële voorwaarden van de arbeidsovereenkomst moeten worden beschouwd.

Daarom hebben de Vennootschappen te allen tijde en in overeenstemming met de bedrijfsnoden van de Vennootschappen het recht om dergelijke niet-essentiële voorwaarden van de arbeidsovereenkomst te wijzigen zonder dat een dergelijke wijziging een eenzijdige verbreking van de overeenkomst inhoudt.

Daarnaast zullen de Vennootschappen het recht hebben om de Werknemer in andere functies tewerk te stellen, op voorwaarde dat deze andere functies in overeenstemming zijn met de capaciteiten en ten minste vergelijkbaar zijn met het huidige niveau van de Werknemer (d.w.z. ten minste van een vergelijkbaar niveau als dat van President and Chief Executive Officer van de Moedervennootschap, waarbij een plaatsvervangende aanstelling in één van de dochterondernemingen van de Moedervennootschap niet wordt beschouwd als zijnde van een vergelijkbaar niveau). Wijzigingen in

1.3

In view of the international nature of the functions of the Employee, parties agree that the Companies’ organizational structure and the place of work, are not to be considered as essential terms of the employment contract.

Therefore, at any time and according to the business needs of the Companies, the Companies will have the right to change such non essential terms of the employment contract without such change being constitutive of any unilateral breach of contract.

Additionally, the Companies will have the right to employ the Employee in other functions, provided that these other functions are in line with the capacities and at least comparable to the current level of the Employee (i.e. at least of comparable level to that of President and Chief Executive Officer of the Parent Company, with an appointment in any of the subsidiaries of the Parent Company in lieu, not being considered as being of a comparable level). Changes to the function of the Employee that don’t meet these conditions, can only be introduced in mutual agreement between the Companies and the

de functie van de Werknemer die niet aan deze voorwaarden voldoen, kunnen alleen in onderling overleg tussen de Vennootschappen en de Werknemer worden doorgevoerd.	Employee.

1.4

De Werknemer erkent en stemt ermee in dat hij kan worden benoemd als (onbezoldigd) bestuurder of bestuurslid van de Moedervennootschap en/of één of meer directe of indirecte dochtervennootschappen van de Moedervennootschap.

1.4

The Employee acknowledges and agrees that he may be appointed as a (non-remunerated) director or board member of Parent Company and/or one or more direct or indirect subsidiaries of Parent Company.

Artikel 2 Duur en beëndiging van de overeenkomst	Article 2 Duration and termination of the agreement
2.1. Deze overeenkomst wordt afgesloten voor onbepaalde duur.	2.1. This agreement is entered into for an indefinite duration.
2.2. Elke partij kan deze arbeidsovereenkomst beëindigen in overeenstemming met de bepalingen van de Belgische Wet van 3 juli 1978 betreffende de arbeidsovereenkomsten.	2.2. Each party can terminate this agreement in accordance with the provisions of the Belgian law of July 3, 1978 relating to the employment contracts.

2.3.
De kennisgeving van de beëindiging van de arbeidsrelatie (in tegenstelling tot de beëindiging van de split payroll overeenkomst) door ofwel de Moedervennootschap ofwel de Belgische Dochtervennootschap beëindigt van rechtswege de arbeidsrelaties met de Vennootschappen. Rekening houdend met de co-tewerkstelling, zullen de beëindigingsvergoedingen berekend en betaald in overeenstemming met Belgisch recht (gebaseerd op de vergoeding betaald door de Moedervennootschap en de Belgische Dochtervennootschap) geacht worden alle vergoedingen inzake beëindiging te omvatten die verschuldigd zijn overeenkomstig het recht van eender welk land waar de Werknemer zijn taken verricht, voor zover dergelijk recht op enig moment geacht zou worden van toepassing te zijn. Voor de berekening van de beëindigingsvergoedingen wordt 1 mei 1987 (d.i. de datum van indienstneming door Rendeck, dat vervolgens in oktober 1990 door één van de met de Vennootschappen verbonden ondernemingen werd verworven) erkend als de begindatum van de Werknemer.

De huidige overeenkomst zet dus de ononderbroken tewerkstelling van de Werknemer bij de Belgische Dochtervennootschap voort, en dit sinds 1 mei 1987. Bijgevolg bevestigen de partijen uitdrukkelijk en komen zij overeen dat, om een beëindigingsvergoeding vast te stellen, dit zal

2.3.

Notification of termination of the employment relationship (as opposed to termination of the salary split arrangement) by either Parent Company or Belgian Subsidiary, automatically results in the termination of the employment relationships with the Companies. Taking into account the co-employment, the termination indemnities calculated and paid in accordance with Belgian law (based upon compensation paid by the Parent Company and the Belgian Subsidiary) will be considered to include any termination related indemnities which would be due under the laws of any other jurisdiction where the Employee performs services, to the extent such jurisdiction’s law would at any time be considered to be applicable. For purposes of the calculation of termination indemnities, the Employee’s start date is recognized as May 1, 1987 (i.e., the date of hire by Rendeck, which was subsequently acquired by one of the Companies’ affiliates in October 1990).

The current agreement thus continues the uninterrupted employment of the Employee with the Belgian Subsidiary, since May 1, 1987. Therefore, parties explicitly confirm and agree that in order to determine a termination indemnity, such will be done gebeuren volgens de overgangsbepalingen zoals opgenomen in de artikelen 67, 68 en 69 van de wet van 26 december 2013 betreffende de invoering van het eenheidsstatuut, waarbij de periode van 1 mei 1987 tot 31 december 2013 volledig in aanmerking moet worden genomen en de vertrekvergoedingen moeten worden berekend volgens de regeling van artikel 68 van voornoemde wet.

Elke aldus berekende beëindigingsvergoeding kan worden opgesplitst over de Moedervennootschap en de Belgische Dochtervennootschap, overeenkomstig de fiscale regelgeving zoals van toepassing op het ogenblik van de beëindiging in de verschillende landen van tewerkstelling.

according to the transitional provisions as included in the articles 67, 68 and 69 of the law of 26 December 2013 regarding the introduction of a unified statute, with the period from May 1, 1987 until December 31, 2013 fully to be taken into account and severance payments to be calculated under the scheme of article 68 of said legislation.

Any termination indemnity so calculated may have to be split over Parent Company and Belgian Subsidiary, as per the tax regulations as applicable at the time of termination in the different work countries.

Artikel 3 Opsplitsing van het salaris	Article 3 Salary Split

3.1.

Rekening houdend met de verwachte omvang van de opsplitsing van de tewerkstelling tussen de Vennootschappen, zal het totale jaarlijkse basissalaris van EUR 395.357,00 (drie honderd vijfennegentig duizend drie honderd zevenenvijftig euro) bruto worden opgesplitst en als volgt worden betaald en gedragen door elk van de Vennootschappen:

-   Belgische Dochtervennootschap: een jaarlijks basissalaris van EUR 197.678,50 (honderd zevenennegentig duizend zes honderd achtenzeventig euro en vijftig eurocent) bruto (het “Belgische loon”);

    Dit jaarlijks basissalaris omvat de eindejaarspremie (berekend op het vaste loon), indien van toepassing, en het enkel en dubbel vakantiegeld berekend in overeenstemming met de toepasselijke Belgische wettelijke bepalingen. Bijgevolg zal de Belgische Dochtervennootschap een maandelijks basissalaris van EUR 14.201,40 (veertien duizend twee honderd en één euro en veertig eurocent) bruto aan de Werknemer betalen.

-   Moedervennootschap: een jaarlijks basissalaris van EUR 197.678,50 (honderd zevenennegentig duizend zes honderd achtenzeventig euro en vijftig eurocent) bruto, te betalen in maandelijkse termijnen (het “VS betaalde loon”);

Het jaarlijks basissalaris kan jaarlijks worden aangepast in overeenstemming met de geldende richtlijnen voor de herziening van het salaris in voege

3.1.

Taking into account the expected extent of the split of the employment between the Companies, the total annual base salary of EUR 395,357.00 (three hundred ninety-five thousand three hundred fifty-seven euro) gross will be split and will be paid and borne by each of the Companies as follows:

-   Belgian Subsidiary: an annual base salary of EUR 197,678.50 (one hundred ninety-seven thousand six hundred seventy-eight euro and fifty eurocent) gross (the “Belgian salary”);

    This annual base salary will include the end-of-the-year premium (calculated on the fixed salary), if applicable, and the single and double holiday pay calculated in accordance with the applicable Belgian legal provisions. Therefore, Belgian Subsidiary will pay a monthly base salary of EUR 14,201.40 (fourteen thousand two hundred and one euro and fourty eurocent) gross to the Employee.

-   Parent Company: an annual base salary of EUR 197,678.50 (one hundred ninety-seven thousand six hundred seventy-eight euro and fifty eurocent) gross, payable in monthly instalments (the “US paid salary”);

The annual base salary can be subject to a yearly adjustment in accordance with the salary revision guidelines in force in respectively Parent

bij respectievelijk de Moedervennootschap en de Belgische Dochtervennootschap.	Company and Belgian Subsidiary.

3.2 Jaarlijkse Cash Incentive bonus

De Werknemer zal in aanmerking komen voor een jaarlijkse cash incentive bonus in overeenstemming met de bepalingen van het jaarlijks cash incentive plan zoals goedgekeurd door de Raad van Bestuur van de Moedervennootschap, met een streefbedrag van EUR 395.357,00 (drie honderd vijfennegentig duizend drie honderd zevenenvijftig euro). In elk geval zal de Werknemer een jaarlijkse cash incentive bonus betaling ontvangen van ten minste EUR 197.678,50 (honderd zevenennegentig duizend zes honderd achtenzeventig euro en vijftig eurocent) voor het kalenderjaar 2019.

De Werknemer erkent een kopie te hebben ontvangen van het cash incentive plan, dat beperkt is tot alleen het kalenderjaar 2019.

Alle bonusbetalingen zullen worden verricht door de Belgische Dochtervennootschap en door de Moedervennootschap, in dezelfde mate als de opsplitsing van de tewerkstelling tussen de Vennootschappen.

3.2. Annual Cash Incentive bonus

The Employee will be eligible for an annual cash incentive bonus as provided under the terms of the annual cash incentive plan approved by the Board of Directors of Parent Company with a target amount of EUR 395,357.00 (three hundred ninety-five thousand three hundred fifty-seven euro). In any event, the Employee will receive an annual cash incentive bonus payment of at least EUR 197,678.50 (one hundred ninety-seven thousand six hundred seventy-eight euro and fifty eurocent) for the 2019 calendar year.

The Employee acknowledges having received a copy of the cash incentive plan, which is limited to 2019 calendar year only.

All bonus payments will be made by the Belgian Subsidiary and by the Parent Company, in the same extent as the split of employment between the Companies.

3.3.
Alle uitbetaalde bedragen of toegekende of toe te kennen voordelen die in de loop van de tewerkstelling door de Vennootschappen zouden worden toegekend (met inbegrip van eventuele vergoedingselementen die afzonderlijk worden behandeld in de VS Arbeidsvoorwaarden) bovenop de bezoldiging van de Werknemer krachtens de artikelen 3.1. en 3.2. van deze overeenkomst, worden beschouwd als gratificaties. Zelfs indien betaald of toegekend voor meerdere jaren, zullen dergelijke bedragen of voordelen geen verworven rechten doen ontstaan, noch deel uitmaken van de bezoldiging van de Werknemer, maar zullen zij te allen tijde herroepbaar blijven. Derhalve zal de betaling van dergelijke bedragen of de toekenning van dergelijke voordelen geen gebruik vormen, noch een verplichting voor de Vennootschappen scheppen om in de toekomst soortgelijke gratificaties te betalen of toe te kennen.

3.3.

Any amounts paid or benefits granted or which would be granted in the course of the employment by the Companies (including any compensation items separately addressed in the US Employment Terms) in addition to the Employee’s remuneration under articles 3.1. and 3.2. of this agreement will be considered as gratifications. Even if paid or granted for several years, such amounts or benefits will neither create any acquired rights, nor be part of the Employee’s remuneration, but will remain revocable at any time. Therefore, the payment of such amounts or the grant of such benefits will not constitute any custom nor create any obligation on the Companies to pay or grant similar gratifications in the future.

3.4.
Het Belgische loon zal onderworpen zijn aan Belgische sociale zekerheidsbijdragen en het VS betaalde loon zal onderworpen zijn aan Amerikaanse sociale zekerheidsbijdragen, zoals voorzien in de toepasselijke wetgeving.

3.4. The Belgian salary will be subject to Belgian social taxes and the US paid salary will be subject to US social taxes, as provided under applicable law.

De Vennootschappen zullen de nodige stappen ondernemen om de relevante formulieren betreffende de dekking door de Belgische en Amerikaanse sociale zekerheidsregimes te verzekeren. De Werknemer verbindt zich ertoe daartoe samen te werken (onder meer door alle vereiste documenten te verstrekken).

De Belgische Dochtervennootschap zal ervoor zorgen dat alle wettelijk vereiste Belgische sociale zekerheidsbijdragen/sociale belastingen met betrekking tot de door de Belgische Dochtervennootschap betaalde bruto looncomponenten worden ingehouden, aangegeven en betaald aan de Belgische sociale zekerheidsinstanties.

The Companies will undertake the necessary steps in order to obtain the relevant forms regarding coverage by Belgian and US social security programs. The Employee agrees to cooperate to that effect (amongst others by providing all required documents).

Belgian Subsidiary will ensure all legally required Belgian social security contributions/social taxes relating to the gross salary components paid by Belgian Subsidiary are withheld, reported and paid to the Belgian social security authorities.

3.5.
De Werknemer bevestigt dat de in deze overeenkomst beoogde tewerkstelling de enige beroepsactiviteit van de Werknemer is en dat de Werknemer geen andere beroepsactiviteit als werknemer en/of zelfstandige uitoefent in welk land dan ook.

De Werknemer verbindt zich ertoe om de Vennootschappen onmiddellijk en schriftelijk op de hoogte te brengen van elke wijziging in de beroepssituatie van de Werknemer of van elke wijziging met betrekking tot het privéadres van de Werknemer. De Werknemer erkent dat een dergelijke wijziging kan leiden tot een wijziging in de sociale zekerheidsdekking, overeenkomstig de toepasselijke internationale sociale zekerheidsregels.

3.5.

The Employee confirms that the employment contemplated in this agreement is the sole professional activity undertaken by the Employee and that the Employee is not engaged in any other professional activity as employee and/or self-employed in any country whatsoever.

The Employee undertakes to inform the Companies immediately and in writing of any change in professional situation of the Employee or of any change relating to the private address of the Employee. The Employee acknowledges that such change may result in a change in social security coverage, as per the applicable international social security regulations.

Artikel 4 Terugbetaling van onkosten eigen aan de Vennootschappen	Article 4 Reimbursement of expenses on behalf of the Companies

4.1.
Alle door de Werknemer in het kader van de uitoefening van deze arbeidsovereenkomst gedragen redelijke kosten die eigen zijn aan de Vennootschappen, zullen terugbetaald worden overeenkomstig met de relevante richtlijnen die van toepassing zijn binnen elke Vennootschap en mits voorlegging van de op de onkosten betrekking hebbende rechtvaardigingsstukken.

Eventuele openstaande kosten moeten binnen 30 (dertig) kalenderdagen na het einde van de arbeidsrelaties worden gemeld.

De Vennootschappen behouden zich het recht voor de terugbetaling te weigeren van (i) onredelijke onkosten, (ii) onkosten die gezien hun aard of omvang de voorafgaande goedkeuring van de betrokken Vennootschap vereisten, alsook (iii) onkosten die niet ingediend werden volgens de

4.1.

All reasonable expenses actually incurred by the Employee on behalf of one of the Companies in the performance of the employment relationship will be reimbursed in accordance with the relevant guidelines applicable within each Company and subject to submission of the justifying documents related to such expenses.

Any outstanding expenses must be reported within 30 (thirty) calendar days following the end of the employment relationships.

The Companies reserve the right to refuse reimbursement of (i) unreasonable expenses, (ii) expenses which, taking into account their nature or amount, required the prior approval of the concerned Company, as well as (iii) expenses that have not been submitted in accordance with the guidelines /

richtlijnen/gebruiken of tijdspannes van toepassing bij de betrokken Vennootschap.	practices or time periods of the Company concerned.
4.2. Elk bedrag dat op grond van dit artikel wordt betaald, vormt een vergoeding van beroepskosten en kan derhalve niet worden beschouwd als een deel van de bezoldiging van de Werknemer.	4.2. Any amount paid under this article constitutes a reimbursement of business expenses and can therefore not be considered part of the Employee’s remuneration.
4.3. De Werknemer erkent de richtlijnen betreffende de terugbetaling/onkosten van de Vennootschappen, zoals van tijd tot tijd gewijzigd, te hebben ontvangen.	4.3. The Employee acknowledges having received the policies concerning the reimbursement/expenses of the Companies, as amended from time to time.
Artikel 5 Bedrijfswagen	Article 5 Company car

5.1.

De Belgische Dochtervennootschap zal een bedrijfswagen ter beschikking stellen van de Werknemer in België. Op 1 maart 2019 is of wordt de volgende bedrijfswagen ter beschikking gesteld aan de Werknemer: een BMW 530D Touring.

Bij het verstrijken van de huidige (en eventueel enige latere) lease overeenkomst voor de Werknemer zal de Belgische Dochtervennootschap de Werknemer een vervangingsbedrijfswagen ter beschikking stellen die minstens evenwaardig is in klasse, motorisering en opties, en met een lease budget dat vergelijkbaar is met dat van de huidige bedrijfswagen van de Werknemer.

5.1.

The Belgian Subsidiary will put a company car at the disposal of the Employee in Belgium. At 1st March 2019, the following company car put at the disposal of the Employee is or shall be a BMW 530D Touring car.

Upon expiration of the Employee’s current (as well as any subsequent) lease contract, the Belgian Subsidiary will put at the Employee’s disposal a replacement company car at least as comparable in class, motorization and options, and with a lease budget similar to, the Employee’s current company car.

5.2.
De Werknemer heeft het recht de bedrijfswagen voor privé doeleinden te gebruiken. Het voordeel in natura dat voortvloeit uit het privé gebruik van de bedrijfswagen wordt bepaald en eventueel aangepast in overeenstemming met de toepasselijke wettelijke bepalingen en/of de richtlijnen van de Belgische overheid. De Werknemer stemt ermee in dat de fiscale inhoudingen met betrekking tot dit voordeel in natura zullen worden ingehouden op de nettobezoldiging.

5.2.

The Employee is entitled to use the company car privately. The benefit in kind resulting from such private use of the company car will be determined, and as the case may be, adjusted, in accordance with the applicable legal provisions and/or the directives of the Belgian authorities. The Employee agrees that the withholding tax related to such benefit in kind will be withheld from the net remuneration.

5.3. De Werknemer verbindt er zich toe om de bedrijfswagen te gebruiken en te onderhouden als een bonus pater familias.	5.3. The Employee undertakes to use and maintain the company car as a bonus pater familias.
Article 6 Pensioenplan, ziektekosten-verzekering en/of andere verzekeringen	Article 6 Pension scheme, medical insurance and/or other insurances
6.1. De Werknemer zal blijven deelnemen aan alle extra-legale verzekeringen waarvan de Belgische werknemers in het algemeen kunnen genieten naar	6.1. The Employee will continue to participate in all benefit plans made available to Belgian employees generally under Belgian law to the extent such

Belgisch recht, voor zover dergelijke deelname is toegestaan onder het toepasselijke recht en de bewoordingen van de betreffende verzekering, met inbegrip van de bepalingen van het Flex income plan met betrekking tot de aanvullende verzekeringsdekking. In dergelijk geval zullen de bijdragen aan dergelijke plannen en/of verzekeringen worden bepaald op basis van het volledige relevante bruto basissalaris bij de Moedervennootschap en de Belgische Dochtervennootschap. Indien dit niet toegestaan zou zijn, zullen de Werknemer en de Vennootschappen een redelijk alternatief bespreken dat aanvaardbaar is voor de beide betrokken partijen.

participation is permissible under applicable law and the terms of the relevant plan, including the sections of the Flex income plan relating to extra-legal insurance coverage. In such a case the contributions to such schemes and/or insurances shall be determined on the basis of the entire relevant gross base salary with Parent Company and Belgian Subsidiary. If this would not be permissible, the Employee and the Companies will discuss a reasonable alternative that is acceptable to both parties.

6.2.
De Werknemer stemt ermee in dat hij niet in aanmerking komt om deel te nemen aan enig pensioenplan, uitgestelde vergoedingsregeling of Amerikaans gezondheids- of medisch verzekeringsplan dat de Moedervennootschap aanbiedt voor haar hogere kaderleden of op aanvullende wijze.

6.2.

The Employee agrees he is not eligible to participate in any Parent Company executive or supplemental retirement plans, deferred compensation arrangements or U.S. health or medical insurance plan.

6.3.
De Belgische Dochtervennootschap behoudt zich het recht voor om de deelname van de Werknemer aan het pensioenplan, ziektekostenverzekering en/of andere verzekeringen op elk moment afhankelijk te maken van de lopende kosten. Een dergelijke beslissing kan alleen worden genomen door de Belgische Dochtervennootschap in de mate dat een dergelijke beslissing van toepassing is voor het volledige personeelsbestand van de Belgische Dochtervennootschap dan wel voor een welbepaalde en substantiële groep van gelijkaardige werknemers van de Belgische Dochtervennootschap.

6.3.

The Belgian Subsidiary reserves the right to make participation of the Employee in the pension schemes, medical insurance and/or other insurances at any time dependent on the current costs. Any such decision can only be taken by the Belgian Subsidiary to the extent that such decision affects the entire workforce of the Belgian Subsidiary or a well defined and substantial group of similarly situated employees of the Belgian Subsidiary.

6.4.
De beslissing om een pensioenplan, ziektekostenverzekering en/of andere verzekering in te voeren, te wijzigen of in te trekken, behoort uitsluitend toe aan de Belgische Dochtervennootschap. Een beslissing tot wijziging of intrekking kan worden genomen naar aanleiding van een wijziging in de economische of financiële behoeften of de toepasselijke wettelijke bepalingen. Dergelijke beslissing zal in geen geval gevolgen hebben voor de verworven rechten met betrekking tot het verleden van de Werknemer. Een dergelijke beslissing kan alleen worden genomen door de Belgische Dochtervennootschap in de mate dat een dergelijke beslissing van toepassing is voor het volledige personeelsbestand van de Belgische Dochtervennootschap dan wel voor een welbepaalde

6.4.

The decision to introduce, amend or revoke any pension scheme, medical insurance and/or other insurance belongs exclusively to the Belgian Subsidiary. A decision to amend or revoke can be taken following a change in the economic or financial needs or the applicable legal provisions. Such decision will not affect the vested past service rights of the Employee. Any such decision can only be taken by the Belgian Subsidiary to the extent that such decision affects the entire workforce of the Belgian Subsidiary or a well defined and substantial group of similarly situated employees of the Belgian Subsidiary.

en substantiële groep van gelijkaardige werknemers van de Belgische Dochtervennootschap.
Artikel 7 Arbeidstijdregelingen/Vakantie	Article 7 Working Schedules/Holidays
7.1. De Werknemer zal worden tewerkgesteld op voltijdse basis in overeenstemming met de arbeidstijdregelingen zoals van toepassing binnen de Vennootschappen.	7.1. The Employee will be employed on a full time basis in accordance with working schedules as applicable within the Companies.

7.2.

Aangezien de Werknemer een leidinggevende functie heeft en/of een vertrouwenspost uitoefent, zal de Werknemer evenwel elke andere aanvullende arbeidsprestatie uitvoeren welke noodzakelijk is voor de uitvoering van deze overeenkomst en/of om tegemoet te komen aan de noodwendigheden van de Vennootschappen. De Werknemer aanvaardt dat dergelijke aanvullende arbeidsprestaties op afdoende wijze bezoldigd en vergoed zijn door de bezoldiging bepaald in artikel 4 van deze overeenkomst. Bijgevolg zal voor deze aanvullende arbeidsprestaties geen enkele supplementaire (proportionele) bezoldiging, overloon, inhaalrust of enige andere vergoeding verschuldigd zijn.

7.2.

As the Employee holds a managerial position and/or a position of trust, the Employee will perform any additional activities as required for the performance of this agreement and/or to meet the Companies’ business needs. The Employee agrees that such additional activities are sufficiently compensated by the remuneration under article 4 of this agreement. Consequently, no additional (proportional) remuneration, overtime pay, compensatory rest or any other compensation will be due for such additional activities.

7.3.

In beginsel wordt de arbeidstijd van de Werknemer als volgt opgesplitst:

–    Moedervennootschap:                   50%;

–    Belgische Dochtervennootschap: 50%

Deze opsplitsing kan worden aangepast door de partijen in functie van de bedrijfsnoden van de desbetreffende activiteiten in de betrokken landen van tewerkstelling (zie 8.1).

7.3.

In principle the working time of the Employee will be allocated as follows:

–    Parent Company:             50%;

–    Belgian Subsidiary:          50%.

This allocation can be amended by the parties in function of the business needs of the respective operations in the work countries concerned (see 8.1).

7.4.

Het recht op vakantiegeld, indien van toepassing, wordt uitsluitend bepaald op basis van het Belgische recht op respectievelijk het Belgische gedeelte van de tewerkstelling en het Belgische loon, en zal geregeld en betaald worden door de Belgische Dochtervennootschap. De Werknemer bouwt geen vakantiedagen of vakantiegeld op bij de Moedervennootschap.

Het aantal vakantiedagen waarop de Werknemer recht heeft, zal niet lager zijn dan het totaal aantal vakantiedagen waarop de Werknemer vanaf 1 maart 2019 recht heeft.

7.4.

The entitlement to vacation pay, if any, will be solely determined on the basis of Belgian law on respectively the Belgian part of the employment and the Belgian salary, and will be settled and paid by the Belgian Subsidiary. The Employee will accrue no vacation days or vacation pay with Parent Company.

The number of vacation days to which the Employee will be entitled will not drop below the total number of vacation days to which the Employee is entitled as of March 1, 2019.

De datum van dergelijke vakantiedagen moet vooraf met de Belgische Dochtervennootschap worden overeengekomen.	The date of such vacation days must be agreed upon in advance with the Belgian Subsidiary.
Artikel 8 Salary split modaliteiten	Article 8 Salary split modalities

8.1.

De Werknemer erkent en gaat ermee akkoord dat de opsplitsing van tewerkstelling en salaris slechts beschouwd moet worden als een tijdelijke regeling en dat de Werknemer niet kan eisen dat een dergelijke regeling op permanente basis wordt voortgezet.

Partijen bevestigen bijgevolg dat op grond van de bedrijfsnoden van de Vennootschappen en in functie van de verwachte veranderingen in de arbeidsprestaties die in de landen van tewerkstelling moeten worden geleverd:

-   de opsplitsingsratio van de opgesplitste tewerkstelling en salaris in uitvoering van de huidige overeenkomst kan worden herzien en/of;

-   de split payroll regeling beëindigd mag worden.

In het geval dat de split payroll percentages moeten worden herzien, zullen Partijen ernaar streven dat de arbeidstijd van de Werknemer in de VS niet zal toenemen tot een niveau dat aanzienlijk hoger ligt dan 50%, met dien verstande dat de Werknemer zich realiseert dat de bedrijfsnoden hem soms kunnen verplichten om voor meer dan 50% aanwezig te zijn in de VS.

Indien de Partijen instemmen met een volledige beëindiging van de split payroll regeling, zal de Werknemer opnieuw voor 100% tewerkgesteld en betaald worden door de Belgische Dochtervennootschap en onder Belgisch recht. Er wordt duidelijk overeengekomen en begrepen door de Werknemer dat een beëindiging van de split payroll regeling niet zal leiden tot de verplichting voor één van de Vennootschappen om het toepasselijke totale bruto jaarvergoedingspakket te verhogen ter compensatie van enig verlies aan netto-inkomen als gevolg van de beëindiging van de split payroll regeling.

8.1.

The Employee acknowledges and agrees that the split of employment and salary is to be considered as a temporary arrangement only and that the Employee cannot claim that such arrangement is to be continued on a permanent basis.

Parties hence confirm that pursuant to business needs of the Companies and in function of expected changes in the employment performances which are to be rendered in the work countries:

-   the split ratio of the split employment and salary in execution of the current agreement may be revised, and/or;

-   the split payroll arrangement may be terminated.

In case the split payroll percentages are to be revisited, Parties will endeavour that the Employee’s working time in the US will not increase to a level that substantially exceeds 50%, it being understood that the Employee realizes that business needs may sometimes require him to be present in the US for more than 50%.

In case the Parties agree to a full termination of the split payroll arrangement, the Employee will again become 100% employed and paid by the Belgian Subsidiary and under Belgian law. It is clearly agreed and understood by the Employee that a termination of the split payroll arrangement will not lead to the obligation for any of the Companies to increase the applicable total gross annual compensation package in order to compensate any loss of net income resulting from the termination of the split payroll arrangement.

8.2.

Er wordt overeengekomen dat de Werknemer uitsluitend verantwoordelijk is voor:

-   het indienen van alle vereiste aangiften in de inkomstenbelasting, met inbegrip van aanvragen voor belastingaftrekken, in de verschillende landen van tewerkstelling, en

8.2.

It has been agreed that the Employee is responsible for:

-   filing all required income tax returns, including applications for tax deductions, in the different work countries, and payment of the taxes on the Employee’s income levied as voor de betaling van de belastingen op de inkomsten van de Werknemer geheven volgens de lokaal toepasselijke aanslagprocedures;

-   het bijhouden van alle rechtvaardigingsstukken voor de salary split en de toegepaste percentages en het overmaken van kopieën daarvan aan de Vennootschappen.

De Belgische Dochtervennootschap zal de Werknemer voorzien van een Income Tax Preparation and Advice Program met een terugbetalingsplafond van EUR 11.000,00 (excl. BTW) voor het kalenderjaar 2019 en EUR 6.000,00 (excl. BTW) daarna.

per the locally applicable tax assessment procedures;

-   retaining all justification documents for the salary split and applicable percentages and providing the Companies with copies thereof.

The Belgian Subsidiary will provide the Employee with Income Tax Preparation and Advice Program with a reimbursement cap of EUR 11,000 (VAT excl.) for calendar year 2019 and EUR 6,000 (VAT excl.) thereafter.

Artikel 9 Afwezigheden	Article 9 Absences

9.1.

Onvoorzienbare afwezigheden ten gevolge van arbeidsongeschiktheid of anderszins moeten zo vlug mogelijk aan de Vennootschappen, inclusief de Voorzitter van de Raad van Bestuur van de Moedervennootschap, worden gemeld.

9.1. Unforeseeable absences due to work incapacity or any other reason, must be communicated as soon as possible to the Companies, including the Chairman of the Board of Directors of Parent Company.

9.2.

Afwezigheden wegens arbeidsongeschiktheid moeten tijdens de gehele duur gerechtvaardigd blijven door een geneeskundig attest dat moet worden toegezonden aan de Vennootschappen binnen de twee werkdagen vanaf de eerste dag van de arbeidsongeschiktheid of vanaf de eerste dag waarop tot verlenging wordt beslist.

De eerste werkdag wordt gerekend als het begin van de werkdag in het land waar de Werknemer fysiek aanwezig is op het moment dat de arbeidsongeschiktheid waargenomen wordt.

Indien de arbeidsongeschiktheid waargenomen wordt terwijl de Werknemer op een internationale vlucht zit of anderszins over een lange afstand reist, wordt de eerste werkdag geacht aan te vangen op het moment van aankomst van het vliegtuig op de eindbestemming.

9.2.

Absences as a result of work incapacity must remain justified for their entire duration by way of a medical certificate to be sent to the Companies within two working days as of the first day of the work incapacity or the first day on which the work incapacity period is extended.

The first day of work is counted as the beginning of the working day in the country where the Employee is physically present at the moment the work incapacity becomes apparent.

In the event the work incapacity becomes apparent whilst the Employee is on an international flight or otherwise long-haul travelling, the first day of working will be considered to start at the moment of arrival of the aircraft at the final destination.

Artikel 10 Intellectuele eigendom	Article 10 Intellectual property

10.1.

De Werknemer gaat er uitdrukkelijk mee akkoord dat alle rechten, titels en belangen op de ideeën, ontwerpen, ontdekkingen, uitvindingen, methodes, technieken en creaties die de Werknemer heeft bedacht, uitgevonden of gecreëerd, alleen of met

10.1.

The Employee expressly agrees that any and all rights, titles and interests in and to any and all ideas, concepts, discoveries, inventions, methods, techniques and creations conceived, invented or created by the Employee, alone or with others, with anderen, met of zonder de tussenkomst van de Moedervennootschap, tijdens, binnen het kader van of ten gevolge van de tewerkstelling (de “Werken”), met inbegrip van maar niet beperkt tot (het recht om een aanvraag te doen voor) octrooien, rechten op tekeningen en modellen, merkenrechten, databankrechten, auteursrechten, naburige rechten en rechten in computerprogramma’s (de “Intellectuele Eigendomsrechten”), op het ogenblik van hun bedenking, uitvinding of creatie exclusief, eeuwig, onherroepelijk en voor het gehele universum zullen gevestigd worden in hoofde van en/of overgedragen worden aan de Moedervennootschap. De Intellectuele Eigendomsrechten omvatten onder meer alle patrimoniale rechten, zoals de rechten van exploitatie, reproductie, distributie, mededeling aan het publiek, aanpassing en vertaling, onder welke vorm dan ook, onder alle gekende, ongekende en toekomstige exploitatievormen, en, op de overeenkomstig de toepasselijke wettelijke bepalingen maximaal toegelaten wijze, enige en alle morele rechten.

or without the intervention of Parent Company, during, within the framework of, or as a result of the employment (the “Works”), including but not limited to (the right to apply for) patent rights, design rights, trademark rights, database rights, copyrights, neighboring rights and rights in computer programs (the “Intellectual Property Rights”), will upon their conception, invention or creation exclusively, forever, irrevocably and for the entire universe vest in and/or transfer to Parent Company. The Intellectual Property Rights include, amongst others, any and all patrimonial rights, such as the rights of exploitation, reproduction, distribution, communication to the public, adaptation and translation, by any and all means, in any known, unknown and future exploitation forms and to the fullest extent permitted by the applicable law, any and all moral rights.

10.2.
De Werknemer gaat er uitdrukkelijk mee akkoord dat de Moedervennootschap (of haar licentienemers en rechtsverkrijgers) de Intellectuele Eigendomsrechten mogen exploiteren in een exploitatievorm die nog niet gekend is op (de laatste) datum van de ondertekening van deze overeenkomst, de datum van ontwikkeling van het Werk, of de datum van de creatie van de Werken (een “Nieuwe Exploitatievorm”). Indien en in de mate dat een vergoeding voor de Werknemer vereist is in overeenstemming met toepasselijke wettelijke bepalingen voor de exploitatie van een Nieuwe Exploitatievorm, zal de Werknemer aanspraak kunnen maken op een aandeel van 0,1% van de netto winst van dergelijke Nieuwe Exploitatievorm, met een absoluut maximum van EUR 500,00 (vijf honderd euro) voor het totaal van alle Werken.

10.2.

The Employee expressly agrees that Parent Company (or the licensees and assigns) will be free to exploit the Intellectual Property Rights in a form of exploitation not known at (the latest of) the date of execution of this agreement, the date of the conception of the Work, or the date of the creation thereof (a “New Form of Exploitation”). If and to the extent a compensation of the Employee is required in accordance with the applicable legal provisions for the exploitation of a New Form of Exploitation, the Employee will be entitled to a share of 0.1% of the net profit of any such New Form of Exploitation, with an absolute maximum of EUR 500 (five hundred euro) for the total of any and all of the Works.

10.3.
Indien en in de mate dat de toepasselijke bepalingen dwingende beperkingen zou voorzien op het vestigen, overdragen of afstaan van morele rechten, gaat de Werknemer er uitdrukkelijk mee akkoord om nooit enige dergelijke (overblijvende) morele rechten te gebruiken, in te roepen of uit te oefenen op een wijze die de legitieme en normale uitoefening van de activiteiten van de Moedervennootschap (of haar licentienemers en rechtsverkrijgers) zou kunnen schaden of hinderen. Zonder daartoe beperkt te zijn, gaat de Werknemer er hierbij mee akkoord dat de Moedervennootschap (of haar licentienemers en

10.3.

If and to the extent that the applicable legal provisions would provide statutory restrictions to the vestment, assignment or waiving of moral rights, the Employee hereby expressly agrees to never use, invoke or execute any such or any remaining moral rights in any way that would harm or hinder the legitimate and normal course of business of Parent Company (or the licensees and assigns). Amongst others, the Employee hereby agrees that Parent Company (or the licensees and assigns) may, at its discretion and in accordance with its needs decide to exploit the Intellectual Property Rights, decide if, rechtsverkrijgers), naar eigen goeddunken, en in overeenstemming met haar noden om de Intellectuele Rechten te exploiteren, mag beslissen of, wanneer en hoe de Werken zullen worden bekendgemaakt, de Werken mag wijzigen, adapteren, vertalen of op enige andere manier aanpassen (met uitzondering van de wijzigingen die de eer of reputatie van de Werknemer schaden), en mag beslissen om de naam van de Werknemer niet te gebruiken op of in verband met de exploitatie van dergelijke Werken (zonder de Werknemer het recht te ontnemen om, indien toepasselijk, zichzelf bekend te maken als (co-)auteur van dergelijke Werken) en de Werken mag exploiteren met de middelen, in de vormen en op de wijze, huidige en toekomstige, gekende en ongekende, door de Moedervennootschap (of haar licentienemers en rechtsverkrijgers) beslist. De Werknemer gaat ermee akkoord dat, door de Moedervennootschap van de Werken op de hoogte te stellen, hij zijn recht om te beslissen dergelijke Werken al dan niet bekend te maken, voorgoed uitgeput zal hebben.

when and how the Works will be disclosed, change, adapt, translate and otherwise modify the Works (with the exception of changes that are harmful to the Employee’s honor or reputation), decide not to apply the Employee’s name on or in relation to the exploitation of such Works (without depriving the Employee of the right to, if applicable, make himself known as (co)author of such Works), and exploit the Works by the means, under the forms and in the formats, current, future, known and unknown, decided by Parent Company (or the licensees and assigns). The Employee agrees that by informing Parent Company of any of the Works, the right to decide whether to disclose such Works or not will have been exhausted forever.

10.4.
De Werknemer verbindt er zich toe en garandeert dat geen van de Werken een inbreuk zal vormen op de rechten van enige derde partij en de Werknemer zal de Moedervennootschap (of haar licentienemers en rechtsverkrijgers) vrijwaren tegen enige vordering van een derde partij in verband daarmee.

10.4.
The Employee undertakes and guarantees that any and all Works will not infringe the rights of any third party, and the Employee will hold harmless Parent Company (or the licensees and assigns) against any third party claim in relation thereto.

Artikel 11 Verplichtingen van de Werknemer	Article 11 Obligations of the Employee

De Werknemer gaat uitdrukkelijk de hierna volgende verbintenissen aan:

(1)   het werk zorgvuldig, eerlijk en nauwkeurig te verrichten op de overeengekomen tijd, plaats en wijze;

(2)   te handelen volgens de bevelen en instructies van de Vennootschappen of hun vertegenwoordigers in het kader van de uitvoering van deze overeenkomst;

(3)   zich, zowel tijdens de duur als na afloop van deze overeenkomst, te onthouden van het verrichten of verlenen van medewerking aan daden van oneerlijke concurrentie tegen de Vennootschappen; en

(4)   noch rechtstreeks, noch onrechtstreeks voor een andere werkgever activiteiten te verrichten tijdens de arbeidsrelaties en zich te onthouden van het verrichten van professionele activiteiten voor eigen rekening die een nadeel zouden

The Employee explicitly undertakes:

(1)   to carefully, honestly and diligently perform the work at the agreed times and places and in the agreed manner;

(2)   to act in accordance with the orders and instructions from the Companies or their representatives in the framework of the performance of this agreement;

(3)   both during the course and after the termination of this agreement to refrain from any acts of unfair competition against one or more of the Companies or from complicity to such acts; and

(4)   during the course of the employment relationships, not to perform activities, be it directly or indirectly, for another employer and to refrain from carrying on professional activities for his own account which could cause prejudice kunnen teweegbrengen voor één of meerdere van de Vennootschappen of een negatieve invloed zouden kunnen hebben op het werk van de Werknemer voor de Vennootschappen, tenzij de Werknemer daartoe de voorafgaande schriftelijke goedkeuring van de Vennootschappen heeft verkregen.

to one or more of the Companies or which could have a negative impact on the work of the Employee for the Companies, unless the Employee has obtained the prior written approval of the Companies.

Artikel 12 Verwerking van persoonsgegevens	Article 12 Processing of personal data

12.1.
De Werknemer verklaart zich akkoord dat op de Werknemer betrekking hebbende persoonsgegevens die zijn opgenomen in deze overeenkomst of enige bijlage daaraan, sociale documenten en formulieren die voor de naleving van enige toepasselijke wettelijke bepalingen moeten worden ingevuld of verstrekt (met inbegrip van vakantie-aanvragen en geneeskundige getuigschriften) en in het algemeen alle persoonsgegevens door de Werknemer aan de Vennootschappen meegedeeld of door de Vennootschappen in het kader van of in verband met de arbeidsrelaties verzameld, ontvangen, gegenereerd, gebruikt of verwerkt, ongeacht of de Vennootschappen deze heeft opgenomen in het personeelsdossier, door de Vennootschappen of een namens één van de Vennootschappen handelende persoon of organisatie (zoals het sociaal secretariaat) kunnen worden verwerkt voor doeleinden van personeelsbeheer, loonadministratie, het beheer en de toepassing van (extra-legale) verzekeringen, evaluaties en het nemen van beslissingen, met uitsluiting van gebruik voor doeleinden van directe marketing.

12.1.

The Employee agrees that personal data relating to the Employee which are reflected in this agreement or any annex thereto, social documents and forms which are to be completed or to be provided for the compliance with any applicable legal provisions (including vacation requests and medical certificates) and in general all personal data communicated by the Employee to the Companies or all personal data collected, received, used or processed by the Companies, in the framework of the employment relationships, whether or not included by the Companies in the personnel file, can be processed by the Companies or an agent or organization acting for either Company (such as the payroll agency) for purposes of human resources management, salary administration, management and application of (extralegal) insurance schemes, evaluations and decision making, excluding any use for direct marketing.

12.2.
De Werknemer heeft het recht om inzage te verzoeken van de persoonsgegevens betreffende de Werknemer die door de Vennootschappen worden verwerkt en om, in geval de gegevens foutief, onvolledig of niet relevant zijn, rechtzetting of weglating te verzoeken, alsook zich verzetten tegen de verwerking van zijn persoonsgegevens voor legitieme redenen via een gedateerd en ondertekend schriftelijk verzoek aan de Vennootschappen.

12.2.

The Employee has the right to request access to any personal data processed by the Companies in relation to the Employee and, if the data are incorrect, incomplete or irrelevant, request correction or removal of such personal data for legitimate reasons, by means of a dated and signed written request sent to the Companies.

12.3.
Voor bovenstaande doeleinden geeft de Werknemer de Vennootschappen, gezien hun aansluiting bij een internationale groep, toestemming om alle of een deel van de persoonsgegevens ten vertrouwelijke titel over te dragen aan eender welke gelieerde vennootschap, ongeacht of deze gelieerde vennootschap gevestigd is binnen de Europese Economische Ruimte, met inbegrip van landen die niet hetzelfde niveau van

12.3.

For the above purposes, the Employee authorizes the Companies, given their affiliation to an international group, to transfer all or part of the personal data to any affiliated company on a confidential basis, irrespective as to whether such affiliated company is located within the European Economic Area, including countries that do not offer the same level of data protection as in the Employee’s home country.

gegevensbescherming bieden als in het land van herkomst van de Werknemer.

Artikel 13 Eigendommen van de Vennootschappen en/of klanten van de Vennootschappen	Article 13 Property of the Companies and/or customers of the Companies

13.1.
De Werknemer gaat er mee akkoord om alle informatie, zowel in schriftelijke dan wel enige andere materiële of niet-materiële vorm, betreffende de activiteiten van de Vennootschappen en/of betreffende klanten of leveranciers van de Vennootschappen, die niet voorafgaandelijk publiek werd vrijgegeven door een gemachtigde vertegenwoordiger van de Vennootschap/ Vennootschappen, met inbegrip van (maar niet beperkt tot) informatie opgenomen in alle voorstellen, marketing- en verkoopsplannen, financiële informatie, kosten, informatie betreffende de prijzen, computer programma’s, consumenteninformatie, klantenlijsten en alle methodes, concepten, know-how of ideeën van of redelijkerwijze verbonden aan de activiteiten van de Vennootschappen of enige klanten of leveranciers van de Vennootschappen (de “Bedrijfseigen Informatie”) als vertrouwelijk te beschouwen en te bewaren zowel tijdens de duur van deze overeenkomst als volgend op de beëindiging ervan. Bedrijfseigen Informatie zal steeds eigendom van de Vennootschappen blijven.

13.1.

The Employee agrees to regard and preserve as confidential all information, whether in writing or in other tangible or intangible form, relating to the business of one or more of the Companies and/or any of one or more of the Companies’ customers or suppliers, that have not been previously publicly released by duly authorized representatives of the Company/Companies, including (but not limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs, consumer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of one or more of the Companies or any of one or more of the Companies’ customers or suppliers (the “Proprietary Information”) during the term of this agreement as well as following its expiration. Proprietary Information will at all times remain property of the Companies.

13.2.
De Werknemer zal zich ervan onthouden, zowel tijdens de duur van deze overeenkomst als volgend op de beëindiging ervan, om Bedrijfseigen Informatie rechtstreeks of onrechtstreeks voor persoonlijke doeleinden aan te wenden dan wel bekend te maken aan enige derde, tenzij (i) vereist voor de uitvoering van deze overeenkomst of (ii) na voorafgaande schriftelijke goedkeuring van de Vennootschappen.

13.2.

The Employee will not, during the term of this agreement, as well as following its expiration directly or indirectly, use for his benefit or purposes, nor disclose to any third party, any Proprietary Information, unless (i) required for the performance of this agreement or (ii) with the prior written approval from the Companies.

13.3.
De Werknemer gaat er mee akkoord om geen enkel document of voorwerp dat Bedrijfseigen Informatie bevat of weergeeft, te verwijderen uit de kantoren van de Vennootschappen, of van enige klant of leverancier van de Vennootschappen, tenzij (i) vereist voor de uitvoering van deze overeenkomst of (ii) na voorafgaande schriftelijke goedkeuring van de Vennootschappen.

13.3.

The Employee agrees not to remove any document or object containing or reflecting any Proprietary Information from the premises of the Companies, or any customer or supplier of one or more of the Companies, unless (i) required for the performance of this agreement or (ii) with the prior written approval from the Companies.

13.4. De Werknemer zal alle eigendom van de Vennootschapppen, met inbegrip van maar niet	13.4. The Employee will use all property of the Companies, including but not limited to any equipment, objects, documents and Proprietary beperkt tot enige uitrusting, voorwerpen, documenten en Bedrijfseigen Informatie (ongeacht de drager) uitsluitend voor de uitvoering van de taken en verplichtingen onder deze overeenkomst gebruiken. De Werknemer zal zorg dragen voor deze eigendom en zal het in goede staat houden. Uiterlijk bij afloop van deze overeenkomst zal de Werknemer onmiddellijk deze eigendom teruggeven aan de Vennootschappen, zonder het behoud van enige kopie, en, indien toepasselijk, deze eigendom verwijderen van enige niet aan de Vennootschappen toebehorende drager(s).

Information (regardless of the medium), only for purposes of performing the tasks and duties under this agreement. The Employee will take due care of this property and will maintain it in good condition. The Employee will, at the latest, upon expiration of this agreement immediately return this property to the Companies, without retention of any copies, and, if applicable, remove this property from any medium not belonging to the Companies.

Artikel 14 IT	Article 14 IT

14.1.
De Werknemer erkent dat alle elektronische communicatietoestellen inzake mobiel dataverkeer, met inbegrip van maar niet beperkt tot smartphones, tablet PC’s, computers, laptops en toehoren, alsook software en andere programma’s of uitrustingen (de “Werkinstrumenten”) uitsluitend voor professioneel gebruik ter beschikking worden gesteld.

14.1.
The Employee acknowledges that all electronic communication devices for mobile data traffic, including but not limited to smartphones, tablet PCs, computers, laptops and accessories, as well as software and other programs or equipment (the “Working Tools”) are provided for professional purposes only.

14.2.
Bijgevolg kan elk van de Vennootschappen, overeenkomstig de toepasselijke wettelijke bepalingen en de bij de Vennootschap in voege zijnde reglementen en procedures, het gebruik van deze Werkinstrumenten (met inbegrip van maar niet beperkt tot computer- en telecommunicatiesystemen) controleren en mogelijk opnemen, nazien en gebruik maken van de gegevens betreffende het gebruik van deze Werkinstrumenten en zich toegang verschaffen tot de via de Werkinstrumenten verwerkte gegevens, met inbegrip van maar niet beperkt tot alle gegevens met betrekking tot telecommunicatie of de inhoud daarvan.

14.2.
Consequently, each of the Companies may in accordance with the applicable legal provisions and the Company’s policies and procedures, control the use of these Working Tools (including but not limited to computer and telecommunication systems) and potentially record, review and make use of the data relating to the use of these Working Tools, and may access the data processed via the Working Tools, including but not limited to all data relating to telecommunications or to the content thereof.

In afwijking van het voorgaande, mag de Werknemer de Werkinstrumenten op redelijke wijze gebruiken voor het versturen en ontvangen van privé e-mails voor zover (i) het e-mailadres van de Vennootschappen niet wordt gebruikt, (ii) deze e-mails niet worden bewaard op de harde schijf van een Werkinstrument, het IT-systeem van of enige (al dan niet virtuele) gegevensopslagruimte toebehorend aan of gebruikt door de Vennootschappen en (iii) het versturen/ontvangen van deze e-mails in overeenstemming is met de toepasselijke wettelijke bepalingen.

By derogation, the Employee may in a reasonable manner use the Working Tools for sending and receiving private emails provided that (i) the e-mail address of the Companies is not used, (ii) these emails are not saved on the hard disk of the Working Tool, on the IT system or on any (virtual) data storage room belonging to or used by the Companies and (iii) the sending/receipt of these emails is in compliance with the applicable legal provisions.

14.3. De Werknemer dient op elk ogenblik aan de Vennootschappen enige (nieuwe) paswoorden mee te delen.	14.3. The Employee must at all times communicate any (new) passwords to the Companies.

14.4.
De Werknemer erkent kennis genomen te hebben en een exemplaar ontvangen te hebben van het bij de Vennootschappen toepasselijke reglement inzake gebruik van e-mail en internet, en verbindt zich ertoe dit reglement stipt na te leven.

14.4. The Employee acknowledges the receipt of a copy of the policy regarding the use of email and internet, as applicable within the Companies, and undertakes to strictly comply with these policies.
Artikel 15 Arbeidsreglement en andere reglementen	Article 15 Working regulations and other policies

15.1.
De Werknemer erkent een exemplaar ontvangen te hebben van volgende documenten:

1.  Arbeidsreglement van de Belgische Dochtervennootschap;

2.  Werknemershandboek van de Belgische Dochtervennootschap;

3.  Annual Cash Incentive Plan toepasselijk voor boekjaar 2019;

4.  Medische zorgkosten / hospitalisatieverzekering, algemene voorwaarden.

15.1.

The Employee acknowledges the receipt of a copy of the following documents:

1.  Working regulations of the Belgian Subsidiary;

2.  Employee handbook of the Belgian Subsidiary;

3.  Annual Cash Incentive Plan applicable for financial year 2019;

4.  Medical care expenses / hospitalization insurance, general conditions.

15.2. Door ondertekening van deze overeenkomst verbindt de Werknemer zich ertoe de bepalingen van deze documenten stipt na te leven.	15.2. By executing this agreement, the Employee undertakes to strictly comply with the provisions of these documents.

15.3.
Ingeval en in de mate van tegenstrijdigheid tussen de bepalingen van deze documenten en deze overeenkomst zullen, tenzij partijen schriftelijk anders overeenkomen, de bepalingen van deze overeenkomst voorrang hebben.

15.3.

In case and to the extent of contradiction between the provisions of these documents and this agreement, the provisions of this agreement will prevail unless the parties agree otherwise in writing.

Artikel 16 Niet-concurrentie	Article 16 Non-compete

16.1.
De Werknemer verbindt er zich toe om tijdens de arbeidsrelatie met de Belgische Dochtervennootschap en gedurende een periode van twaalf (12) maanden volgend op de beëindiging van de arbeidsrelatie, geen activiteiten uit te oefenen in België die gelijkaardig zijn aan de door de Werknemer bij de Belgische Dochtervennootschap uitgeoefende werkzaamheden, hetzij in het kader van een concurrerende activiteit voor eigen rekening van de Werknemer, hetzij direct of indirect voor rekening van een concurrent van de Vennootschap.

16.1.

The Employee undertakes, during the course of the employment relationship with the Belgian Subsidiary and for a period of twelve (12) months following the end of this employment relationship, not to perform, in Belgium, any activities which are similar to those exercised by the Employee at the Belgian Subsidiary, either in the framework of a competing activity for the Employee’s own account, or directly or indirectly for any competitor of the Company.

16.2. De Belgische Dochtervennootschap zal als	16.2. In consideration of the application of the non-

tegenprestatie voor de toepassing van de niet-concurrentie beperking opgelegd aan de Werknemer, een vergoeding betalen aan de Werknemer die gelijk is aan de helft van het brutoloon voor de duur van het niet-concurrentiebeding.

Deze vergoeding zal niet verschuldigd zijn indien de Belgische Dochtervennootschap binnen de vijftien (15) dagen vanaf het ogenblik van de stopzetting van de arbeidsrelatie van de toepassing van het beding afziet.

competition restriction imposed on the Employee, Belgian Subsidiary will pay to the Employee an indemnity equal to half of the gross salary for the term of the non-compete undertaking.

This indemnity will not be due if Belgian Subsidiary waives the application of this clause within fifteen (15) days following the termination of the employment relationship.

16.3.
In geval de Werknemer het niet-concurrentiebeding overtreedt, zal de Werknemer ertoe gehouden zijn aan de Belgische Dochtervennootschap de vergoeding terug te storten die de Belgische Dochtervennootschap aan de Werknemer heeft betaald en de Werknemer zal daarenboven een gelijkwaardig bedrag betalen aan de Belgische Dochtervennootschap, onder voorbehoud van het recht van de Belgische Dochtervennootschap om bijkomende schadevergoeding te eisen.

16.3.

In case of breach of this non-compete undertaking, the Employee will reimburse to Belgian Subsidiary the indemnity paid to the Employee by the Belgian Subsidiary and, in addition thereto, the Employee will pay an equivalent amount to the Belgian Subsidiary as damages, without prejudice to the Belgian Subsidiary’s right to claim any additional damages.

16.4.
Huidig beding zal geen uitwerking hebben in geval de arbeidsrelatie met de Belgische Dochtervennootschap beëindigd wordt tijdens de eerste zes (6) maanden vanaf de aanvang van de overeenkomst of achteraf door de Belgische Dochtervennootschap voor een andere reden dan dringende reden, of door de Werknemer voor dringende reden.

16.4.

This clause will have no effect in case of termination of the employment relationship with Belgian Subsidiary either during the first 6 (six) months as of the start of this agreement or, afterwards by Belgian Subsidiary for a reason other than serious cause, or by the Employee for serious cause.

Artikel 17 Wettelijke belemmering	Article 17 Legal impediment

De Werknemer erkent uitdrukkelijk dat er geen enkele wettelijke of contractuele belemmering is tegen de indiensttreding bij de Vennootschappen op de in artikel 1 bepaalde datum en de uitoefening van de overeengekomen activiteiten.

The Employee expressly declares that there is no legal or contractual impediment to entering into the Companies’ service on the date set forth in article 1, nor to performing the agreed activities.
Artikel 18 Nietigheid	Article 18 Nullity

Bepalingen van deze overeenkomst die strijdig worden geacht met enige wettelijke bepaling worden geacht onbestaande te zijn en zullen geen enkele invloed hebben op de uitwerking van de andere bepalingen van deze overeenkomst.

Provisions of this agreement that are held to be contrary to any legal provisions will be deemed inexistent and will not affect the enforceability of the other provisions of this agreement.
Artikel 19 Vroegere overeenkomsten	Article 19 Previous agreements

Deze overeenkomst omvat het volledige akkoord tussen partijen met betrekking tot het onderwerp van de overeenkomst, met uitzondering van de overeenkomsten waarnaar in deze overeenkomst uitdrukkelijk wordt verwezen, en vervangt en

This agreement sets forth the entire agreement between parties with regard to its subject matter, other than those agreements explicitly referenced in this agreement, and replaces and annuls all other existing agreement or arrangements with the vernietigt alle andere bestaande overeenkomsten of afspraken met de Vennootschappen en/of enige andere met de Vennootschappen verbonden onderneming, zoals maar niet beperkt tot de arbeidsovereenkomsten dd. 27 januari 1987 en 1 oktober 1993 en alle respectievelijke bijlagen.

Companies and/or any company affiliated with the Companies, including but not limited to the employment contracts dated January 27, 1987 and October 1, 1993 and all of their respective annexes.

Voor zover nodig herhalen partijen dat met betrekking tot artikel 2.3 van de huidige overeenkomst de ingangsdatum van 1 mei 1987 in aanmerking zal worden genomen voor de berekening van de anciënniteit van de Werknemer en voor de berekening van aanspraken bij beëindiging voor de toepassing van artikel 68 van de Wet van 26 december 2013 betreffende de invoering van het eenheidsstatuut.

In as far as necessary, parties reiterate that in relation to article 2.3 of the current agreement, the starting date of May 1, 1987 will be taken into consideration for purposes of calculating the Employee’s seniority and for calculating termination entitlement for the purpose of article 68 of the Law of 26 December 2013 regarding the introduction of a unified statute.

Artikel 20 Taal	Article 20 Language

Deze overeenkomst is ondertekend in het Nederlands en in het Engels. De Partijen bevestigen dat, wat de Belgische Dochtervennootschap betreft, de Engelse vertaling alleen ter informatie wordt ondertekend, terwijl de Nederlandse versie de oorspronkelijke afdwingbare overeenkomst blijft. In het geval dat er afwijkingen optreden tussen de originele Nederlandse versie en de vrije Engelse vertaling, dan zal de Nederlandse versie primeren.

This agreement has been signed in Dutch and in English. The Parties confirm that, as far as the Belgian Subsidiary is concerned, the English translation is executed for information purposes only whereas the Dutch version remains the original enforceable contract. In the event any discrepancies should arise between the original Dutch version and the free English translation, the Dutch version will prevail.

Artikel 21 Toepasselijk recht/bevoegdheid	Article 21 Applicable law/jurisdiction
21.1. De bepalingen van deze overeenkomst zijn onderworpen aan Belgisch recht.	21.1. The provisions of this agreement are governed by Belgian law.

21.2.
Alle betwistingen met betrekking tot de interpretatie van deze overeenkomst, met uitzondering van de VS Arbeidsvoorwaarden weergegeven in Bijlage A, behoren tot de exclusieve bevoegdheid van de Belgische arbeidsgerechten. Er wordt uitdrukkelijk bevestigd dat, behoudens voormelde uitzondering, dit zich uitstrekt tot de aspecten van de tewerkstelling van de Werknemer voor de Moedervennootschap.

21.2.

Any dispute in connection with the interpretation of this agreement, at the exclusion of the US Employment Terms reflected in Annex A, will be submitted to the exclusive jurisdiction of the Belgian labor courts. It is explicitly confirmed that, subject to the aforementioned exclusion, such extends to the aspects of the employment of the Employee for the Parent Company.

Artikel 22 Naleving van de immigratiewetgeving	Article 22 Immigration law compliance

De Vennootschappen zorgen voor de nodige bijstand teneinde naleving van alle wettelijk vereiste immigratieformaliteiten betreffende de Werknemer te verzekeren. De Werknemer stemt ermee in om tijdig alle vereiste medewerking te verlenen.

The Companies will arrange for the necessary assistance so as to ensure compliance with all legally required immigration formalities for the Employee. The Employee agrees to provide timely assistance as required.

ALS BEWIJS HIERVAN,

Hebben de Partijen elke pagina van deze overeenkomst geparafeerd en hebben zij deze overeenkomst ondertekend en opgemaakt in drie (3) exemplaren op 4 maart 2019, waarbij elke partij erkent een origineel ondertekend exemplaar te hebben ontvangen.

IN WITNESS WHEREOF,

The parties have initialled each page of this agreement and have signed and executed this agreement in three (3) copies on March 4, 2019, each party acknowledges receipt of one signed original.

1.	Moedervennootschap COMPUTER TASK GROUP, INCORPORATED	1.	Parent Company COMPUTER TASK GROUP, INCORPORATED

	/s/ Daniel J. Sullivan Door: Daniel J. Sullivan Voorzitter van de Raad van Bestuur		/s/ Daniel J. Sullivan By: Daniel J. Sullivan Chairman of the Board of Directors

2.	Belgische Dochtervennootschap COMPUTER TASK GROUP BELGIUM NV	2.	Belgian Subsidiary COMPUTER TASK GROUP BELGIUM NV

	/s/ Guido Helsloot Door: Guido Helsloot Bestuuder		/s/ Guido Helsloot By: Guido Helsloot Director

3.	De Werknemer	3.	The Employee

	/s/ Filip J.L. Gydé De heer Filip J.L.Gydé		/s/ Filip J.L. Gydé Mr. Filip J.L.Gydé
	(handtekening voorafgegaan door de handgeschre venvermelding “gelezen en goedgekeurd”)		(signature preceded by the hand written mention “read and approved”)

Bijlage A VS Arbeidsvoorwaarden [zie bijlage]	Annex A US Employment Terms [see attached]